UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2005

LIPID SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-497	43-0433090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

7068 Koll Center Parkway, Suite 401, Pleasanton, California		94566
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (925) 249-4000

(Former name or former address, if changed since last report.)  N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2005, Lipid Sciences, Inc. (the “Corporation”) entered into a Separation Agreement and Release with Marc Bellotti, effective as of December 31, 2005, in connection with Mr. Bellotti’s resignation from his position as Vice President of Research and Development of the Corporation.  In consideration for a general release of claims, (1) Mr. Bellotti’s stock option granted on July 2, 2001 covering 155,902 shares of the Corporation’s common stock will be amended so that the stock option may be exercised until December 31, 2006 (such stock option previously would have expired three months following Mr. Bellotti’s resignation) and (2) Mr. Bellotti’s stock option granted on March 14, 2003 covering 160,000 shares of the Corporation’s common stock will be amended so that the stock option is immediately fully exercisable as to all of the shares (such stock option previously would have become fully vested as to the remaining 40,000 unvested shares on March 14, 2006).  In addition, Mr. Bellotti was offered the opportunity to serve as a consultant in accordance with the terms of a consulting agreement, as described in Item 8.01 below.

Item 8.01 Other Events.

On December 28, 2005, Marc Bellotti resigned from his position as Vice President of Research and Development of the Corporation, effective December 31, 2005.  Mr. Bellotti will continue to provide consulting services to the Corporation pursuant to a consulting agreement between the Corporation and Mr. Bellotti, effective as of January 1, 2006.  The consulting agreement provides that Mr. Bellotti will continue to assist on projects he was working on prior to his December 31, 2005 resignation.  His services will be under the direction of the Corporation’s Chief Executive Officer.  Mr. Bellotti will be compensated on a per diem basis if he provides services at the Corporation’s offices and on an hourly basis for telephonic meetings.  The consulting agreement generally expires on December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lipid Sciences, Inc.

Date: December 29, 2005	By:	/s/ Sandra Gardiner
	Name:	Sandra Gardiner
	Title:	Chief Financial Officer